Exhibit 99.1

ILG REPORTS FIRST QUARTER 2017 RESULTS

Miami, FL, May 4, 2017 — ILG (Nasdaq: ILG) today announced results for the first quarter ended March 31, 2017.

“Our results for the first quarter were in-line with our expectations reflecting a significant contribution from Vistana, as well as continued investment in the long-term growth of our business,” said Craig M. Nash, chairman, president, and CEO of ILG. “We are pleased to have opened The Westin Los Cabos Resort Villas and Spa and The Westin Nanea Ocean Villas and their respective sales galleries in April. These world-class properties are key components of our VOI sales growth strategy. As we continue to successfully execute on our organic initiatives and the integration of Vistana, we are confident that we are on track to create long-term value for all stakeholders in the company. “

FIRST QUARTER HIGHLIGHTS

•                  Consolidated revenue increased $266 million to $452 million.  Excluding cost reimbursements, consolidated revenue was $364 million, $215 million more than the prior year

•                  Net income was $44 million compared to $22 million

•                  Adjusted net income* was $42 million compared to adjusted net income of $24 million

•                  Diluted EPS was $0.35 and adjusted diluted EPS* was $0.33

•                  Adjusted EBITDA* was $93 million, an increase of $39 million

•                  After $57 million of inventory spend, net cash from operating activities was $88 million

•                  Free cash flow* was $54 million, an increase of $20 million

* “Adjusted net income”, “Adjusted diluted EPS”, “Adjusted EBITDA” and “Free cash flow” are non-GAAP measures as defined by the U.S. Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

The acquisition of Vistana Signature Experiences, Inc. on May 11, 2016 affects the comparability of the periods presented.

First quarter consolidated operating results

Consolidated revenue was $452 million, compared to $186 million, and excluding cost reimbursements, consolidated revenue increased by $215 million to $364 million primarily due to the inclusion of Vistana.

Net income attributable to common stockholders was $44 million, double that of the comparable period in 2016, primarily due to the inclusion of Vistana. Also contributing to these results is $5 million dollars of tax-effected net favorable items largely related to foreign currency remeasurements. Diluted earnings per share (EPS) was $0.35, compared to $0.38 reflecting the shares issued in connection with the Vistana acquisition.

Adjusted net income, which excludes the net favorable items discussed above, as well as the impact of purchase accounting and acquisition-related and restructuring costs, was $42 million, compared to $24 million in 2016. Adjusted diluted EPS was $0.33, compared to $0.41 in the prior year.

Adjusted EBITDA increased by $39 million, to $93 million, reflecting the inclusion of Vistana.

Business segment results

Vacation Ownership

Vacation Ownership segment revenue increased $229 million to $281 million principally resulting from the Vistana acquisition. Excluding cost reimbursements, Vacation Ownership segment revenue increased $182 million, to $219 million. This reflects an increase of $101 million in sales of vacation ownership products and a $53 million increase in resort operations revenue, which primarily includes rentals at our vacation ownership resorts and owned hotels. Higher consumer financing and management fee revenue were also important contributors.

Vacation Ownership segment operating income increased from $2 million to $16 million and adjusted EBITDA increased $27 million to $34 million, due to Vistana.

Exchange and Rental

Exchange and Rental segment revenue was $171 million, an increase of 28% compared to 2016. Excluding cost reimbursements, segment revenue was $145 million, an increase of 29% compared to 2016.  The increase is related to the inclusion of Vistana Signature Network (“VSN”). The addition of this proprietary club drove the $27 million increase in club rental revenue and contributed to membership and transaction revenues.

Total Interval Network active members at year-end were 1.8 million, consistent with 2016. Average revenue per member was $52.12, an increase of 6% compared to 2016 due to the inclusion of VSN.

Exchange and Rental segment operating income increased 26% to $48 million and adjusted EBITDA was $59 million, an increase of 26% from the prior year principally due to the inclusion of VSN.

CAPITAL RESOURCES AND LIQUIDITY

As of March 31, 2017, ILG’s cash and cash equivalents totaled $171 million, compared to $126 million on December 31, 2016, and we had $290 million of eligible unsecuritized receivables.

The principal amount outstanding of long term corporate debt as of March 31, 2017 was $610 million consisting of $350 million 5 5/8% Senior Notes and $260 million drawn under our revolving credit facility.  ILG had $328 million available on its revolving credit facility, net of outstanding letters of credit as of March 31, 2017. The revolver may be increased by $100 million under certain conditions.

Net cash provided by operating activities, which includes $57 million of inventory spend, was $88 million compared to $40 million in 2016. The inventory spend was associated with investments at Vistana since the acquisition, primarily related to ongoing development activities at The Westin Nanea Ocean Villas. Excluding inventory spend, net cash provided by operating activities would have been $145 million, reflecting higher net cash receipts largely attributable to the inclusion of Vistana.

Net cash used in investment activities was $22 million reflecting capital expenditures related to investments in sales galleries and other resort operation assets, as well as IT initiatives.

Net cash used in financing activities was $20 million, in-line with 2016, reflecting $32 million repayments on securitized debt, a dividend payment of $19 million, $4 million withholding tax on the vesting of restricted stock units and shares, and $3 million in stock repurchases. These uses of cash were partly offset by net borrowings of $20 million on our revolving credit facility, and a decrease of $18 million in financing-related restricted cash.

Free cash flow (defined below) for the first quarter of 2017 was $54 million compared to $34 million in 2016.

Dividends and Stock Repurchases

During the first quarter of 2017, ILG paid $19 million, or $0.15 cents per share in dividends. In May 2017 our Board of Directors declared a $0.15 per share dividend payable June 20, 2017 to shareholders of record on June 6, 2017.

In the three months ended March 31, 2017 ILG repurchased 159,000 shares for approximately $3 million at an average share price of $17.90. At quarter-end we had $46 million available for future stock repurchases.

BUSINESS OUTLOOK AND GUIDANCE

The 2017 Outlook schedule reconciles the non-GAAP financial measures in our full year 2017 guidance to the following expected GAAP results:

(in millions)	Low	High
Net income attributable to common stockholders	141	154
Net cash provided by operating activities	65	85

Consolidated revenue*	1,730	1,855
Adjusted EBITDA	345	365
Free cash flow	110	140

*Includes an estimated $340 to $365 million of cost reimbursements

In 2017 we expect our effective tax rate to be approximately 38%, absent the impact of discrete items or other items that may cause volatility in the rate.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS, free cash flow and constant currency, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain different adjustments) is used to calculate compliance with certain financial covenants in ILG’s credit agreement and indenture. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of historical GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

Investors and analysts may participate in the live conference call by dialing (844) 832-7221 (toll-free domestic) or (973) 638-3062 (international); Conference ID: 6862068. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 7 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); Conference ID: 6862068. The webcast will be archived on ILG’s website for 90 days after the call.  A transcript of the call will also be available on the website.

ABOUT ILG

ILG (Nasdaq: ILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton®, and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs. ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt® marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. is the exclusive provider of vacation ownership for the Sheraton and Westin brands and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, LLC. Headquartered in Miami, Florida, ILG has offices in 15 countries and more than 10,000 associates. For more information, visit www.iilg.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this release, including statements regarding our future financial performance, our business prospects and strategy, anticipated financial position, liquidity, capital needs and other similar matters constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of the management of ILG and are subject to significant risks and uncertainties outside of ILG’s control.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries, or adverse events or trends in key vacation destinations, (2) lack of available financing for, or insolvency or consolidation of developers, including availability of receivables financing for our business, (3) adverse changes to, or interruptions in, relationships with third parties, (4) our ability to compete effectively and successfully and to add new products and services, (5) our ability to market VOIs successfully and efficiently, (6) our ability to source sufficient inventory to support VOI sales and risks related to development of inventory in accordance with applicable brand standards, (7) the occurrence of a termination event under the master license agreement with Starwood or Hyatt, (8) actions of Starwood, Hyatt or any successor that affect the reputation of the licensed marks, the offerings of or access to these brands and programs, (8) decreased demand from prospective purchasers of vacation interests, (9) travel related health concerns, (10) significant increase in defaults on our vacation ownership mortgage receivables; (11) the restrictive covenants in our revolving credit facility and indenture and our ability to refinance our debt on acceptable terms;  (12) our ability to successfully manage and integrate acquisitions, including Vistana, (13) impairment of ILG’s assets or other adverse changes to estimates and assumptions underlying our financial results, (14) our ability to expand successfully in international markets and manage risks specific to international operations (15) fluctuations in currency exchange rates, (16) the ability of managed homeowners associations to collect sufficient maintenance fees, (17) business interruptions in connection with technology systems, and (18) regulatory changes.

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Service and membership related	$126	$112
Sales of vacation ownership products, net	110	9
Rental and ancillary services	107	26
Consumer financing	21	2
Cost reimbursements	88	37
Total revenues	452	186
Operating costs and expenses:
Cost of service and membership related sales	32	24
Cost of vacation ownership product sales	27	6
Cost sales of rental and ancillary services	78	14
Cost of consumer financing	6	—
Cost reimbursements	88	37
Royalty fee expense	10	2
Selling and marketing expense	73	17
General and administrative expense	54	38
Amortization expense of intangibles	5	3
Depreciation expense	15	5
Total operating costs and expenses	388	146
Operating income	64	40
Other income (expense):
Interest income	—	—
Interest expense	(5)	(6)
Other income, net	10	1
Equity in earnings from unconsolidated entities	1	1
Total other income (expense), net	6	(4)
Earnings before income taxes and noncontrolling interests	70	36
Income tax provision	(25)	(13)
Net income	45	23
Net income attributable to noncontrolling interests	(1)	(1)
Net income attributable to common stockholders	$44	$22

Earnings per share attributable to common stockholders:
Basic	$0.36	$0.38
Diluted	$0.35	$0.38
Weighted average number of shares of common stock outstanding:
Basic	123,998	57,619
Diluted	125,582	57,954
Dividends declared per share of common stock	$0.15	$0.12

Adjusted net income(1)	$42	$24
Adjusted earnings per share(1):
Basic	$0.33	$0.41
Diluted	$0.33	$0.41

(1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	As of
	March 31, 2017	December 31, 2016

ASSETS
Cash and cash equivalents	$171	$126
Vacation ownership mortgages receivable, net	84	87
Vacation ownership inventory	295	197
Prepaid income taxes	37	47
Other current assets	298	289
Total current assets	885	746
Vacation ownership mortgages receivable, net	627	632
Vacation ownership inventory	134	189
Investments in unconsolidated entities	60	59
Goodwill and intangible assets, net	1,008	1,011
Property and equipment, net	604	580
Other non-current assets	86	87
TOTAL ASSETS	$3,404	$3,304

LIABILITIES AND EQUITY LIABILITIES:
Accounts payable, trade	$55	$64
Deferred revenue	130	87
Current portion of securitized debt from VIEs	105	111
Other current liabilities	288	257
Total current liabilities	578	519
Long-term debt	601	580
Securitized debt from VIEs	293	319
Deferred revenue	82	79
Other long-term liabilities	226	213
TOTAL LIABILITIES	1,780	1,710
Redeemable noncontrolling interest	1	1
Total ILG stockholders’ equity	1,596	1,567
Noncontrolling interests	27	26
TOTAL EQUITY	1,623	1,593
TOTAL LIABILITIES AND EQUITY	$3,404	$3,304

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities:
Net income	$45	$23
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	5	3
Depreciation expense	15	5
Allowance for losses on originated loans	7	—
Non-cash compensation expense	6	3
Deferred income taxes	12	1
Equity in earnings from unconsolidated entities	(1)	(1)
Net changes in operating assets and liabilities and other	(1)	6
Net cash provided by operating activities	88	40
Cash flows from investing activities:
Capital expenditures	(22)	(7)
Investment in unconsolidated entity	—	(5)
Investment in financing receivables	—	(2)
Other	—	1
Net cash used in investing activities	(22)	(13)
Cash flows from financing activities:
Borrowings (payments) on revolving credit facility, net	20	(13)
Payments on securitized debt	(32)	—
Purchases of treasury stock	(3)	—
Dividend payments to stockholders	(19)	(7)
Decrease in restricted cash	18	—
Withholding taxes on vesting of restricted stock units	(4)	(1)
Net cash used in financing activities	(20)	(21)
Effect of exchange rate changes on cash and cash equivalents	(1)	(2)
Net increase in cash and cash equivalents	45	4
Cash and cash equivalents at beginning of period	126	93
Cash and cash equivalents at end of period	$171	$97

Supplemental disclosures of cash flow information:
Interest, net of amounts capitalized	$2	$1
Income taxes, net of refunds	$3	$—

OPERATING STATISTICS

	Three Months Ended March 31,
	2017	% Change	2016

Vacation Ownership
Total timeshare contract sales (in millions)	$137	NM	$26
Consolidated timeshare contract sales (in millions)	$117	NM	$7
Average transaction price	$18,481	1%	$18,362
Volume per guest	$3,179	40%	$2,270
Tour flow	36,776	NM	3,049
Exchange and Rental
Total active members at end of period (000’s)	1,829	0%	1,824
Average revenue per member	$52.12	6%	$49.36

Including Vistana as if acquired January 1, 2016:

Vacation Ownership
Total timeshare contract sales (in millions)	$137	3%	$133
Consolidated timeshare contract sales (in millions)	$117	4%	$112
Average transaction price	$18,481	2%	$18,151
Volume per guest	$3,179	(5)%	$3,330
Tour flow	36,776	9%	33,691
Exchange and Rental
Average revenue per member	$52.12	(2)%	$53.28

ADDITIONAL DATA

	Three Months Ended March 31,
	2017	% Change	2016
	(Dollars in millions)
Vacation Ownership
Resort operations revenue	$58	NM	$5
Management fee revenue	30	43%	21
Sale of vacation ownership products, net	110	NM	9
Consumer financing revenue	21	NM	2
Cost reimbursement revenue	62	313%	15
Total revenue	$281	440%	$52
Vacation Ownership gross margin	43%	7%	40%
Vacation Ownership gross margin without cost reimbursement revenue	55%	(3)%	57%
Exchange and Rental
Transaction revenue	$59	2%	$58
Membership fee revenue	35	17%	30
Ancillary member revenue	2	0%	2
Total member revenue	96	7%	90
Club rental revenue	30	NM	3
Other revenue	5	(17)%	6
Rental management revenue	14	8%	13
Cost reimbursement revenue	26	18%	22
Total revenue	$171	28%	$134
Exchange and Rental gross margin	58%	(7)%	63%
Exchange and Rental gross margin without cost reimbursement revenue	69%	(8)%	75%

	Three Months Ended March 31,
	2017	2016
	(Dollars in millions)

Operating activities before inventory spend	$145	$40
Inventory spend	(57)	—
Net cash provided by operating activities	88	40
Repayments on securitizations	(32)	—
Proceeds from securitizations, net of debt issuance costs	—	—
Net changes in financing-related restricted cash	18	—
Net securitization activities	(14)	—
Capital expenditures	(22)	(7)
Acquisition-related and restructuring payments	2	1
Free cash flow	$54	$34

	Three Months Ended March 31,
	2017	2016
	(Dollars in millions, except per share data)

Net income attributable to common stockholders	$44	$22
Acquisition related and restructuring costs	3	3
Other non-operating foreign currency remeasurements	(10)	—
Impact of purchase accounting	2	—
Asset impairments	2	—
Income tax impact of adjusting items(2)	1	(1)
Adjusted net income	$42	$24
Adjusted earnings per share:
Basic	$0.33	$0.41
Diluted	$0.33	$0.41

	Three Months Ended March 31,
	2017		2016
	Basic	Diluted	Basic	Diluted
Earnings per share	$0.36	$0.35	$0.38	$0.38
Acquisition related and restructuring costs	0.03	0.03	0.05	0.05
Other non-operating foreign currency remeasurements	(0.08)	(0.08)	(0.01)	(0.01)
Impact of purchase accounting	(0.00)	(0.00)	0.01	0.01
Asset impairments	0.02	0.02	—	—
Income tax impact of adjusting items(2)	0.01	0.01	(0.02)	(0.02)
Adjusted earnings per share	$0.33	$0.33	$0.41	$0.41

(2) All adjusting items were tax effected using the applicable projected annual effective tax rate since none of the adjustments were discrete to the periods.

	Three Months Ended
	March 31,
	2017	2016
Total timeshare contract sales	$137	$26
Provision for loan losses	(7)	—
Contract sales of unconsolidated projects	(20)	(19)
Percentage of completion	(3)	—
Other items and adjustments(3)	3	2
Sales of vacation ownership products, net	110	9
Provision for loan losses	7	—
Percentage of completion	3	—
Other items and adjustments(3)	(3)	(2)
Consolidated timeshare contract sales	$117	$7

(3) Includes adjustments for incentives, other GAAP deferrals, cancelled sales, fractional sales and other items.

	Three Months Ended March 31,
	2017			2016
	Vacation Ownership	Exchange and Rental	Consolidated	Vacation Ownership	Exchange and Rental	Consolidated
	(Dollars in millions)

Adjusted EBITDA	$34	$59	$93	$7	$47	$54
Non-cash compensation expense	(3)	(3)	(6)	(1)	(2)	(3)
Other non-operating income (expense), net	11	(1)	10	—	1	1
Acquisition related and restructuring costs	(3)	—	(3)	(3)	—	(3)
Asset impairments	(2)	—	(2)	—	—	—
Impact of purchase accounting	2	—	2	—	—	—
EBITDA	39	55	94	3	46	49
Amortization expense of intangibles	(2)	(3)	(5)	(1)	(2)	(3)
Depreciation expense	(10)	(5)	(15)	—	(5)	(5)
Less: Net income attributable to noncontrolling interests	1	—	1	1	—	1
Equity in earnings in unconsolidated entities	(1)	—	(1)	(1)	—	(1)
Less: Other non-operating income (expense), net	(11)	1	(10)	—	(1)	(1)
Operating income	$16	$48	64	$2	$38	40
Interest expense			(5)			(6)
Other non-operating income, net			10			1
Equity in earnings in unconsolidated entities			1			1
Income tax provision			(25)			(13)
Net income			45			23
Net income attributable to noncontrolling interests			(1)			(1)
Net income attributable to common stockholders			$44			$22

RECONCILIATIONS OF NON-GAAP MEASURES

2017 OUTLOOK

	Current Guidance
	Low	High
	(In millions)
Adjusted EBITDA	$345	$365
Non-cash compensation expense	(22)	(22)
Other non-operating income, net	10	10
Acquisition related and restructuring costs	(5)	(5)
Asset impairments	(2)	(2)
Impact of purchase accounting	7	7
Depreciation and amortization	(77)	(77)
Interest, net	(27)	(27)
Income tax provision	(88)	(95)
Net income attributable to common stockholders	$141	$154

	Current Guidance
	Low	High
	(In millions)
Operating activities before inventory spend	$295	$300
Inventory spend	(230)	(215)
Net cash provided by operating activities	65	85
Repayments on securitizations	(170)	(165)
Proceeds from securitizations, net of debt issuance costs	322	322
Net changes in financing-related restricted cash	13	13
Net securitization activities	165	170
Capital expenditures	(125)	(120)
Acquisition-related and restructuring payments	5	5
Free cash flow	$110	$140

Net cash used in investing activities	$(125)	$(120)
Net cash provided by financing activites	$53	$78

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions, costs associated with integrating acquired businesses and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, (5) the impact of the application of purchase accounting, and (6) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, (3) the impact of the application of purchase accounting, (4) goodwill and asset impairments, and (5) other special items.

Ancillary member revenue - Other Interval Network member related revenue including insurance and travel related services.

Average revenue per member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network, Vistana Signature Network and Hyatt Residence Club for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period. Vistana Signature Network revenue is included herein only since its date of acquisition.

Average transaction price — Consolidated timeshare contract sales divided by the net number of transactions during the period.

Club rental revenue — Represents rentals generated by the Vistana Signature Network and Hyatt Residence Club mainly to monetize inventory to provide exchanges through hotel loyalty programs.

Constant currency — Represents current period results of operations determined by translating the functional currency results into dollars (the reporting currency) using the actual blended rate of translation from the comparable prior period. Management believes that the presentation of results of operations excluding the effect of foreign currency translations serves to enhance the understanding of ILG’s performance and improves period to period comparability of results from business operations.

Consolidated timeshare contract sales — Total timeshare interests sold at consolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period.

Consumer financing revenue — Includes interest income on vacation ownership mortgages receivable, as well as loan servicing fees from unconsolidated entities.

Cost reimbursements - Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and cost of sales and that are passed on to the property owners or homeowner associations without mark-up. Cost reimbursement revenue of the Vacation Ownership segment also includes reimbursement of sales and marketing expenses, without mark-up, pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free cash flow — is defined as cash provided by operating activities less capital expenditures and repayment activity related to securitizations, plus net changes in financing-related restricted cash and proceeds from securitizations (net of fees). This metric also excludes certain payments unrelated to our ongoing core business, such as acquisition-related and restructuring expenses.

Impact of the application of purchase accounting — represents the difference between amounts derived from the fair value remeasurement of assets and liabilities acquired in a business combination versus the historical basis. We believe generally this is most meaningful through the first full calendar year subsequent to an acquisition.

Management fee revenue — Represents vacation ownership property management revenue earned by our Vacation Ownership segment exclusive of cost reimbursements.

Membership fee revenue — Represents fees paid for membership in the Interval Network, Vistana Signature Network and Hyatt Residence Club.

Net leverage — Long term debt (excluding issuance costs) minus cash and cash equivalents divided by Adjusted EBITDA.

Other special items — consist of other items that we believe are not related to our core business operations.

Other revenue — includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network, Vistana Signature Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

Rental and ancillary services revenue — Includes our rental activities such as Getaways, club rentals and owned hotel revenues, as well as associated resort ancillary revenues.

Rental management revenue — Represents rental management revenue earned by our vacation rental businesses within our Exchange and Rental segment, exclusive of cost reimbursement revenue.

Resort operations revenue — Pertains to our revenue generating activities from rentals of owned vacation ownership inventory (exclusive of lead-generation) along with ancillary resort services, in addition to rental and ancillary revenue generated by owned hotels.

Sales of vacation ownership products, net — Includes sales of vacation ownership products, net, for HVO and Vistana.

Service and membership revenue — Revenue associated with providing services including membership-related activities and exchange transactions, as well vacation ownership and vacation rental management businesses.

Total active members - Active members of the Interval Network in good standing as of the end of the period. All Vistana Signature Network and Hyatt Residence Club members are also members of the Interval Network.

Total timeshare contract sales — Total timeshare interests sold at consolidated and unconsolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period.

Tour flow — Represents the number of sales presentations given at sales centers (other than at unconsolidated properties) during the period.

Transaction revenue — Interval Network, Vistana Signature Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing and related transactions.

Volume per guest — Consolidated timeshare contract sales divided by tour flow during the period.

ILG, Inc.

Investor Contact
Lily Arteaga, 305-925-7302
Investor Relations
Lily.Arteaga@iilg.com

Or

Media Contact
Christine Boesch, 305-925-7267
Corporate Communications
Chris.Boesch@iilg.com